SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

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[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Georgia Pacific Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

March 29, 2001

Dear Fellow Shareholder:

                  Please come to the Georgia-Pacific Corporation Annual Meeting of Shareholders at 11:00 a.m. on Tuesday, May 1, 2001, to hear about the major events at your company in 2000. The Annual Meeting will be held at the Radisson Riverfront Hotel, 2 Tenth Street, in Augusta, Georgia.

                  During the last year, we made important progress toward achieving our strategic objectives and we look forward to reporting to you on these and other important matters. In addition, we will vote on the matters set forth in the attached Notice of Annual Meeting and Proxy Statement.

We have again provided to you the option of voting by mail, telephone or the Internet. Your vote is important. Even if you plan to attend the meeting, please vote as soon as possible.

Sincerely,

A. D. Correll
Chairman, Chief Executive Officer and
President of Georgia-Pacific Corporation

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS — MAY 1, 2001

TIME

11:00 a.m. EDT on Tuesday, May 1, 2001

BUSINESS

(1)	Elect 6 members of the Board of Directors.
(2)	Reapprove our Economic Value Incentive Plan, as amended.

DOCUMENTS

The Proxy Statement, proxy card, and the Georgia-Pacific Annual Report on Form 10-K are included in this mailing. They are first being mailed to shareholders on or about March 29, 2001.

PLACE

Radisson Riverfront Hotel
2 Tenth Street
Augusta, Georgia

RECORD DATE

Owners of shares of common stock of either Georgia-Pacific Group or The Timber Company at the close of business on March 7, 2001 may attend and vote at the meeting. Holders of shares of The Timber Company will not be entitled to vote if the proposed merger with Plum Creek Timber Company, Inc. is consummated before the time of the meeting.

EXECUTIVE OFFICES

Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303-1847

VOTING

Even if you plan to attend the meeting in Augusta, please provide us with your voting instructions in one of the following ways as soon as possible:
(1)	Internet — use the Internet address on the proxy card
(2)	Telephone — use the toll-free number on the proxy card
(3)	Mail — mark, sign, and date the proxy card and return in the enclosed postage-paid envelope

By order of the Board of Directors,

Kenneth F. Khoury
Vice President, Deputy General Counsel and Secretary

QUESTIONS AND ANSWERS

Q:	What am I voting on?
A:	There are 2 proposals scheduled to be voted on at the meeting:
■	The election of directors; and
■	Reapproval of our Economic Value Incentive Plan (as amended).

Q:	Who is entitled to vote?
A:
Shareholders of record as of the close of business on March 7, 2001. However, in the event that the merger of The Timber Company and Plum Creek Timber Company, Inc., which was announced on July 17, 2000, occurs prior to the Annual Meeting, holders of The Timber Company common stock (“The Timber Company Stock”) will not be entitled to vote those shares.

Q:	How many votes is each share entitled to?
A:
Each share of common stock of Georgia-Pacific Group (“Georgia-Pacific Group Stock”) is entitled to one vote. Each share of The Timber Company Stock is entitled to 1.053 votes, based on the formula in our Amended and Restated Articles of Incorporation.

Q:	How do I vote?
A:	You may vote:
■	by attending the Annual Meeting;
■	online via the Internet at http://eproxyvote.com/gp;
■	by telephone at 1-877-779-8683 (1-877-PRX-VOTE) as directed on your proxy card; or
■	by completing and mailing your proxy card.

Instructions for voting are on the enclosed proxy card.

Q:	How many votes are needed to elect a director, reapprove our Economic Value Incentive Plan, or take other action?
A:
If a quorum is present, a majority of the votes cast is required to approve all matters other than the election of directors. When electing a director, the nominees shall be elected by a plurality of the votes cast, which means that the nominees receiving the most votes will be elected. Votes withheld from any nominee, if a quorum is present, will have no effect on the outcome of voting for directors. Abstentions and votes that a broker fails to vote will not be counted and will have no effect on the outcome of such matters.

Q:	Who will count the votes?
A:	First Chicago Trust Company, a division of EquiServe, will tabulate the votes and act as inspector of election.

Q:  Can I change my vote?
A:
Yes. You may revoke your proxy by submitting a new proxy by one of the methods described in the previous question and answer, or by sending a written request to change your vote that must be received by our Secretary prior to the meeting. Giving your proxy does not deprive you of your right to vote in person should you attend the Annual Meeting.

Q:	How will voting on any other business be conducted?
A:
If any matter other than the election of directors or the reapproval of our Economic Value Incentive Plan is properly raised and lawfully presented at the Annual Meeting, your vote gives authority to the persons named on the proxy card to vote on any such matter in their discretion.

Q:	How many votes does Georgia-Pacific need to hold the meeting?
A:	As of the record date, March 7, 2001, 225,691,337 shares of common stock of Georgia-Pacific Group were outstanding and 80,577,522 shares of common stock of The Timber Company were outstanding. The total number of possible votes is 310,539,467.7. A number of votes equal to or greater than a majority of the possible votes, or 155,269,734 (including abstentions) will constitute a quorum. No business may be transacted at the Annual Meeting without a quorum. If any of your shares are held by a broker who fails to vote them, then those shares will not

QUESTIONS AND ANSWERS

be counted. If you are present at the meeting in person or by proxy, or vote by proxy card, telephone or online via the Internet, you will be considered part of the quorum.

Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to First Chicago Trust Company, and handled in a manner that protects your privacy. Your vote will not be disclosed except: (1) as needed to permit First Chicago Trust Company to tabulate and certify the vote; (2) as required by law; (3) if we determine in good faith that a bona fide dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or (4) in the event of a proxy contest unless all parties to the contest agree to follow Georgia-Pacific’s confidentiality policy.

Q:	What does it mean if I get more than one proxy card?
A:
You may receive a proxy card for each account that you have, including shares held by a trustee in the dividend reinvestment plan or any employee benefit plan. Please vote by proxy for all accounts to ensure that all your shares are voted. The proxy card (or cards) you receive represents all shares you are entitled to vote. For the first time, a proxy card may combine the votes you are entitled to cast for any Georgia-Pacific Group Stock and Timber Company Stock you hold. If you wish to consolidate multiple accounts, please contact our transfer agent, First Chicago Trust Company, a Division of EquiServe, at (800) 519-3111.

Q:	How will shares in Georgia-Pacific employee benefit plans be voted?
A:
Shares held in such plans that are entitled to vote will be voted pursuant to your instructions, except they are voted by the trustee. Shares held in the Georgia-Pacific Group Stock Fund of the Fort James 401(k) Plan, all of which are entitled to vote, but for which votes are not cast, will be voted in proportion to shares in that Plan for which votes have been cast. Shares held in any other plan that are entitled to vote and do not vote will not be voted. You must instruct the trustee to vote your shares by utilizing the voting methods described above: online, by telephone or by completing and mailing your proxy card.

Q:	When are shareholder proposals for the year 2002 Annual Meeting due?
A:
The deadline for receipt of shareholder proposals intended to be included in the proxy statement or otherwise for next year’s meeting is the close of business on November 29, 2001. They must be submitted in writing to Kenneth F. Khoury, Vice President, Deputy General Counsel and Secretary, Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303.

Q:	Who are the proxy solicitors and what are the solicitation expenses?
A:
We have hired D.F. King & Co., Inc. to solicit proxies for $10,000, plus its costs to assist in the distribution of proxy material and solicitation of votes by mail, telephone, facsimile or personal meetings. Our officers, directors and employees may also assist with solicitation efforts.

We will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to owners of Georgia-Pacific Group Stock and The Timber Company Stock in accordance with the fee schedule approved by the New York Stock Exchange.

Q:	May I access this year’s proxy statement and annual report via the Internet?
A:
Yes. This proxy statement and our 2000 Annual Report on Form 10-K are available by accessing the Investor Information section on our Internet site at http://www.gp.com. In addition, most shareholders can elect to receive future proxy statements, annual reports and proxy cards over the Internet instead of receiving paper copies in the mail. Links will be provided to elect this option if you vote on the Internet in accordance with the instructions on your proxy card.

NOMINEES AND DIRECTORS

                   Our Bylaws divide the Board into 3 classes, with the directors in each class serving for a term of 3 years and until their successors are elected and qualified. This year, however, because of additions to the Board since our last annual meeting, some nominees will, if elected, serve initial terms of less than 3 years.

PROPOSAL 1 — ELECTION OF DIRECTORS

                  The persons named on the enclosed proxy card will vote each properly executed proxy for the election of the following nominees as directors unless authority to so vote is withheld. If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event, the proxy would be voted for the substitute nominee.

                  The Board of Directors recommends that the shareholders vote FOR the election of the 6 nominees named below.

CLASS I DIRECTOR NOMINEE, term ends May 6, 2003

WORLEY H. CLARK, JR., 68, President of W.H. Clark Associates, Ltd., (consulting firm), Chicago, Illinois since 1994, has been one of our directors since November 27, 2000. Mr. Clark retired from Nalco Chemical in 1994, where he served as Chairman and Chief Executive Officer. Mr. Clark served as a director of Fort James Corporation from 1993 until the completion of our acquisition of Fort James.

Mr. Clark is also a director of Merrill Lynch & Co., Inc., Bethlehem Steel Corporation, Ultramar Diamond Shamrock Corporation and Millennium Chemicals, Inc.

CLASS II DIRECTOR NOMINEES, term ends May 4, 2004

BARBARA L. BOWLES, 53, Chairman and Chief Executive Officer of Kenwood Group, Inc. (investment advisory firm), Chicago, Illinois since 1989, has been one of our directors since November 27, 2000. Ms. Bowles served as a director of Fort James from 1997 until the completion of our acquisition of Fort James.

Ms. Bowles is also a director of Black & Decker Corporation, Wisconsin Energy Corporation, Dollar General Corporation, The Chicago Urban League, and Children’s Memorial Hospital of Chicago.

DONALD V. FITES, 67, retired Chairman and Chief Executive Officer of Caterpillar Inc. (manufacturer of construction, mining and agricultural machinery and engines), Peoria, Illinois, a position he held from 1990 until February 1, 1999. Mr. Fites has been one of our directors since 1992.

Mr. Fites is also a director of Caterpillar Inc., AT&T Corporation, ExxonMobil Corporation, AK Steel Corporation, Oshkosh Truck Corporation and Wolverine World Wide, Inc.

NOMINEES AND DIRECTORS

DAVID R. GOODE, 60, Chairman, President and Chief Executive Officer of Norfolk Southern Corporation (transportation holding company), Norfolk, Virginia since September 1992, has been one of our directors since 1992.

Mr. Goode is also a director of Norfolk Southern Corporation, Caterpillar Inc., Delta Air Lines, Inc. and Texas Instruments Incorporated.

JAMES B. WILLIAMS, 68, Chairman of the Executive Committee of SunTrust Banks, Inc. (bank holding company), Atlanta, Georgia since March 31, 1998, has been one of our directors since 1989. Mr. Williams held the positions of Chairman and Chief Executive Officer of SunTrust Banks, Inc. from April 1991 and April 1990, respectively, until March 21, 1998.

Mr. Williams is also a director of SunTrust Banks, Inc., The Coca-Cola Company, Genuine Parts Company, Rollins, Inc., RPC Energy Services, Inc. and Marine Products Corp.

CLASS III DIRECTOR NOMINEES, term ends May 7, 2002

JOHN D. ZEGLIS, 53, Chief Executive Officer and Chairman, AT&T Wireless Group (wireless phone services company), Basking Ridge, New Jersey since December 1999, and President since 1997. Mr. Zeglis served as Vice Chairman of AT&T (global communications company) from June to November of 1997, General Counsel and Senior Executive Vice President from 1996 to 1997 and Senior Vice President and General Counsel from 1986 to 1996.

Mr. Zeglis is also a director of AT&T, Helmerich and Payne Corporation and Sara Lee Corporation.

NOMINEES AND DIRECTORS

CONTINUING DIRECTORS

JAMES S. BALLOUN, 62, Chairman, Chief Executive Officer and President of National Service Industries, Inc. (lighting equipment, chemicals, textile rental and envelopes), Atlanta, Georgia since 1996, has been one of our directors since 1998. His current term as director ends in 2002. Mr. Balloun served as a director of McKinsey & Company, Inc. (management consulting) from 1976 until assuming his present position.

Mr. Balloun is also a director of National Service Industries, Inc., Radiant Systems, Inc. and Wachovia Corporation.

JANE EVANS, 56, President and Chief Executive Officer of GAMUT Interactive, Inc. (inter-active television/smart cards), Scottsdale, Arizona since August 1995, has been one of our directors since 1994. Her current term as director ends in 2003. From April 1991 until March 1995, she was Vice President and General Manager of the Home and Personal Services Market Unit of US West Communications, Inc. (telecommunications company), Denver, Colorado.

Ms. Evans is also a director of Kaufman & Broad Home Corp., Philip Morris Companies, Inc., PETsMART, Inc., Main St. & Main and Hypercom, Inc.

ALSTON D. CORRELL, 59, our Chairman, Chief Executive Officer and President since December 1993, May 1993 and May 1996, respectively, has been one of our directors since 1992. His current term as director ends in 2002.

Mr. Correll is also a director of Norfolk Southern Corporation, Mirant Corporation and SunTrust Banks, Inc.

RICHARD V. GIORDANO, 66, Chairman of BG Group plc (purchaser, distributor and seller of gas and gas supported services), London, England since January 1994, has been one of our directors since 1984. His current term as director ends in 2003. Mr. Giordano served as Chairman of The BOC Group plc (manufacturer of industrial gases and other products) from January 1994 until January 1996.

Mr. Giordano is also a director of Rio Tinto plc.

NOMINEES AND DIRECTORS

CONTINUING DIRECTORS

M. DOUGLAS IVESTER, 53, Retired Chairman of the Board and Chief Executive Officer of The Coca-Cola Company (manufacture, marketing and distribution of syrups and concentrates and nonalcoholic beverage products, and juice and juice drink products), Atlanta, Georgia. He served in that position from October 23, 1997 to February 17, 2000. He has been one of our directors since 1993. His current term as director ends in 2003. Mr. Ivester served as President and Chief Operating Officer of The Coca-Cola Company from July 1994 to October 1997.

Mr. Ivester is also a director of SunTrust Banks, Inc.

LOUIS W. SULLIVAN, M.D., 67, President of Morehouse School of Medicine, Atlanta, Georgia since January 1993, has been one of our directors since 1993. His current term as director ends in 2003.

Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from March 1989 until January 1993.

Dr. Sullivan is also a director of Bristol-Myers Squibb Company, CIGNA Corporation, Equifax Inc., Household International, Inc., and Minnesota Mining & Manufacturing Company.

JAMES P. KELLY, 57, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS), (the world’s largest package distribution company and logistics provider), Atlanta, Georgia since 1997. He has held various positions at UPS since 1965 including Vice-Chairman and Chief Operating Officer prior to assuming his current position. He has been one of our directors since 1999. His current term as director ends in 2002.

Mr. Kelly is also a director of United Parcel Service, Inc. and BellSouth Corporation.

RETIRING DIRECTORS

As required by the Board’s policies and procedures, Mr. Carswell and Mr. Fruehauf will retire from our Board effective May 1, 2001. Mr. Coughlan submitted his resignation from the Board which became effective upon acceptance by the Governance Committee on March 16, 2001. We would like to thank each of them for their service on our Board.

A vacancy was created by the resignation mentioned above. Of the two vacancies which will be created by those retirements we intend to fill one vacancy. As a result of these actions, the size of the Board of Directors will be reduced to 13. Proxies can be voted for no more than 6 persons.

CORPORATE GOVERNANCE

Q:	How are we managed?
A:
We are managed by a core group of officers and governed by a Board of Directors that currently is set at 15 members by the Bylaws. The Board of Directors is expected to reduce this number to 14 at its March 30, 2001 meeting and 13 at its May 1, 2001 meeting. Our Bylaws divide the Board into 3 classes of approximately equal size with each class being elected for three years.

Q:	How does the Board of Directors operate?
A:	Our Board has adopted a set of policies and procedures that govern its composition and operation as well as that of its committees.

The Board’s policies and procedures generally address the following:
■	Qualifications and term of Directors
■	Responsibilities and operations of committees
■	Capital appropriations and operating plans
■	Development, performance assessment and succession planning of management
■	Annual Board self-assessment

Q:	What are the significant policies and procedures of the Board?
A:	■ A majority of our Directors and all of the members of our Directors on the Audit and Compensation Committees must come from outside of Georgia-Pacific
■	A Director should offer to resign:
■	in the event of prolonged ill-health, or
■	after a change in principal employment

Governance policies regarding our two classes of common stock include:
■	Directors have a fiduciary duty to holders of both Georgia-Pacific Group Stock and The Timber Company Stock
■	Directors will review:
■	the business and operations of each of The Timber Company and Georgia-Pacific Group
■	transactions and allocations between The Timber Company and Georgia-Pacific Group
■	Directors should hold a substantially equal number of shares of Georgia-Pacific Group Stock and The Timber Company Stock

Q:	What are non-employee directors paid each year?
A:	Each Director’s compensation consists of:
■	$40,000 in cash
■	A restricted stock grant of substantially equal numbers of shares of Georgia-Pacific Group Stock and The Timber Company Stock with an aggregate value of $40,000 on the date of grant
■	Committee Chairmen receive a $5,000 annual fee
■	Group term life insurance in the amount of $50,000

The Directors have the option to defer all or part of the cash compensation payable to them provided that they defer at least $10,000 in each calendar year. A deferral gives a Director the option of being paid as if such funds had been invested:

■	in an equal number of shares of Georgia-Pacific Group Stock and The Timber Company Stock, or
■	in a promissory note with a floating interest rate equal to 3 /4% over the six-month Treasury Bill rate

The deferred fees (adjusted for investment gains or losses) are paid upon retirement in a single payment or in annual cash payments.

CORPORATE GOVERNANCE

BOARD COMMITTEES

Audit Committee

■	Members are James S. Balloun, Robert Carswell (Chairman), Harvey C. Fruehauf, Jr., David R. Goode, James P. Kelly and Louis W. Sullivan

■	Met 5 times in 2000

■	Reviews financial statements and periodic filings with the SEC and discusses them with management

■
Reviews the scope and results of the audit of our financial statements by our independent accountants, including significant changes in accounting principles and practices, significant proposed adjustments and disagreements with management, if any

■	Reviews policies and meets with management to assess whether Georgia-Pacific is in material compliance with pertinent laws and regulations

■	Reviews controls to prevent and detect employee conflicts of interest, misconduct and fraud

■	Reviews the scope and adequacy of internal controls and the results of certain examinations performed by the Internal Audit Department

■	Recommends independent accountants and reviews their services, independence and fees

■	Consists of members who are independent, as defined by The New York Stock Exchange, Inc. listing standards

Compensation Committee

■	Members are Worley H. Clark, Jr., Jane Evans, Donald V. Fites, Richard V. Giordano (Chairman), M. Douglas Ivester, and James B. Williams

■	Met 6 times in 2000

■	Evaluates the annual performance of Georgia-Pacific’s executive officers

■	Determines officer salaries

■	Administers compensation programs including:
■	designing officer and other employee compensation plans
■	making stock grants and awards to officers and other employees
■	setting performance targets for officers and other employees

Executive Committee

■	Members are Alston D. Correll (Chairman), Donald V. Fites, Harvey C. Fruehauf, Jr., Richard V. Giordano, M. Douglas Ivester and James B. Williams

■	Did not meet in 2000

■	Exercises the power of the full Board between meetings except for certain fundamental transactions and matters of corporate governance

Finance Committee

■	Members are James S. Balloun, Barbara L. Bowles, Robert Carswell, David R. Goode, M. Douglas Ivester, and James B. Williams (Chairman)

■	Met 6 times in 2000

■	Reviews financial plans and major financings

■	Reviews management policies regarding borrowing, leasing, acquisitions, dispositions, and capital expenditures

■	Recommends dividends

Governance Committee

■	Members are Jane Evans, Donald V. Fites (Chairman), Harvey C. Fruehauf, Jr., James P. Kelly, and Louis W. Sullivan

■	Met 7 times in 2000

■	Reviews corporate governance issues including the composition, work, organization and compensation of the Board and its committees

■	Conducts an annual evaluation of the performance of the Board as a whole

■	Considers and recommends nominees for election as directors but will accept and consider recommendations from shareholders subject to the requirements below

CORPORATE GOVERNANCE

The Governance Committee generally identifies qualified nominees for election as directors through its own resources but will accept and consider recommendations from shareholders subject to the following requirements. Shareholders making recommendations must submit a written notice not less than 60 nor more than 75 days before the applicable meeting accompanied by:
■	the name and address of record of the nominating shareholder;
■	a representation that the shareholder is a record shareholder;
■	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;
■	the class and number of shares held of record, owned beneficially, represented by proxy, by the shareholder, and each proposed nominee;
■	the name, age, business and residential address, and principal occupation or employment of each proposed nominee;
■	a description of all arrangements or understandings between the shareholder and each proposed nominee;
■	any other information regarding each nominee that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission; and
■	the written consent of each proposed nominee to serve as a director if so elected.

Georgia-Pacific may require each proposed nominee to submit reasonable additional information that will help determine his or her eligibility to serve as a director. If less than 70 days notice or prior public disclosure of the meeting is given or made to the shareholders, the notice nominating a director must be received by the 10th day following the date of the notice of the meeting or public disclosure of the meeting.

The final selection of the Board’s nominees is within the sole discretion of the Board.

Meetings of the Board

The Board met 11 times in 2000. The Board and its committees met a total of 35 times in 2000. Average director attendance at all Board and committee meetings was 95%. All members of the Board attended at least 75% of all Board and committee meetings in 2000.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

To the Board of Directors:

We have reviewed and discussed with management Georgia-Pacific’s audited financial statements as of and for the year ended December 30, 2000.

We have discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, and issued by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

We have also considered whether the provision of services provided by Arthur Andersen LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in Georgia-Pacific’s Forms 10-Q for the quarters ended April 1, 2000, July 1, 2000, and September 30, 2000, is compatible with maintaining Arthur Andersen LLP’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2000.

The foregoing report has been furnished by the Audit Committee of Georgia-Pacific’s Board of Directors.

Robert Carswell, Chairman
James S. Balloun
Harvey C. Fruehauf, Jr.
David R. Goode
James P. Kelly
Louis W. Sullivan

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Georgia-Pacific specifically incorporates the Report by reference in any such document.

Audit Fees

The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2000 and the reviews of the financial statements included in Georgia-Pacific’s Form 10-K and Form 10-Q’s for such fiscal year were $1,975,000.

Financial Information Systems
Design and Implementation Fees

There were no fees billed by Arthur Andersen LLP for professional services rendered for financial information systems design and implementation for fiscal year 2000.

All Other Fees of Arthur Andersen LLP

The aggregate fees billed by Arthur Andersen LLP for professional services rendered, other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above, were $1,783,000. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Arthur Andersen LLP.

Arthur Andersen LLP has audited the accounts of Georgia-Pacific and its subsidiaries since 1948 and is expected to continue in that capacity during 2001. A representative of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

A copy of the written charter of the Audit Committee of Georgia-Pacific is attached to this Proxy Statement as Appendix A.

COMPENSATION COMMITTEE REPORT

What is Georgia-Pacific’s executive compensation philosophy?

We have designed our executive compensation to attract, retain and reward quality people in a highly competitive business environment. Our annual and long-term incentive compensation strategy is designed to link our strategic business objectives and the enhancement of shareholder returns with the compensation of our managers. We believe that our long-term stock-based incentive compensation plans align the interests of management and shareholders. We often work with outside consultants to ensure that we have the appropriate mix of compensation arrangements.

What comprises total executive compensation?

■	base salaries
■	annual cash bonuses for achieving annual corporate and business unit goals
■	long-term stock-based incentives consisting of stock options, performance rights and/or restricted stock

Total executive compensation targets, including payments and awards under our incentive plans, are set by us at approximately the median, or 50th percentile, of compensation practices at a cross-section of United States industrial companies, representing a range of industries which are similar to Georgia-Pacific in terms of size and complexity of operations, including the companies comprising the Standard & Poor’s Paper and Forest Products Industry Index (except Georgia-Pacific) included in the Comparison of Cumulative five-year Shareholder Returns beginning on page 24. We believe these industrial companies compete with us in the hiring and retention of executives. Cash and stock-based incentive compensation targets are set at levels that we believe will result in overall compensation to executives below, at or above the median of those industrial companies depending upon our relative Economic Value Added (described below) or total shareholder return performance as compared to our peers.

Base Salaries. Base salaries of all officers, including the executive officers named in the Summary Compensation Table on page 15, are reviewed and approved annually by the Compensation Committee. Salaries are set at a level approximating median pay for similar positions at the cross-section of United States industrial companies discussed above. There is some variation from the median based on individual performance, the nature of responsibilities and competitive marketplace data.

Annual Performance Bonuses. Annual bonuses are paid under the Economic Value Incentive Plan (“EVIP”) and The Timber Company Annual Cash Incentive Plan (“TTC Bonus Plan”). Payments under these plans depend on the achievement of performance targets (discussed below) set at the beginning of each year which have both objective and subjective components. Performance above or below these targets results in proportionately higher or lower bonuses up to the maximum (200% of target bonus) or down to the threshold (50% of target bonus) level. A bonus will not be paid unless the threshold level is achieved. No participant (other than Mr. Correll) in either Plan was entitled to receive a bonus of more than 100% of his or her base salary in 2000.

Georgia-Pacific Group EVIP. For 2000, annual bonuses are based on Georgia-Pacific Group’s “relative” Economic Value Added (“EVA”) performance as compared to the peer group of companies in the Standard & Poor’s Paper and Forest Products Industry Index (except G-P).

We use EVA as our principal financial metric to measure our ability to generate net after-tax operating profits in excess of our cost of capital (both equity and debt).

Target bonuses are determined based on a percentage of a participant’s base salary grade midpoint and range from 35% to 100% for all officers, and 10% to 35% for all other participants. The executive officers named in the Summary Compensation Table on page 15, had target bonuses ranging from 55% to 65% of their base salary grade midpoint (other than Mr. Correll).

The objective portion of the bonus (based on a target “relative” EVA of the Georgia-Pacific Group) determines up to 50% of the target bonus, except for

COMPENSATION COMMITTEE REPORT

Mr. Correll and Mr. Kelley as discussed below. For 2000, the “relative” percentile ranking EVA performance targets were:
■ Threshold	30th percentile
■ Target	54th percentile
■ Maximum	100th percentile

On a “relative” EVA basis, Georgia-Pacific performed at the 88th percentile level in 2000. As a result, for 2000 the average participant received 177% of his or her target objective bonus.

The subjective portion of the bonus determines up to 50% of the target bonus. It is based on the CEO’s assessment of:
■	actual performance compared to targeted performance of business units, divisions or segments for the plan year
■	actions taken by business units, divisions or segments to increase EVA in future years

For 2000, the average participant received 132% of his or her combined objective and subjective target EVIP bonus.

Certain executive officers (including Mr. Correll and Mr. Kelley) who have responsibility for both Georgia-Pacific Group and The Timber Company received 80% of their objective bonus based on Georgia-Pacific Group’s “relative” EVA performance, and 20% based on the achievement of The Timber Company’s EVA performance targets.

In January 2001, the EVIP was amended to:
■	increase the maximum total bonus payable to a participant for a given year from $2,000,000 to $3,500,000
■	eliminate The Timber Company’s EVA from the EVIP calculation
■
provide that the Compensation Committee annually shall select in advance our peer group companies for purposes of calculations under EVIP from companies listed in the Standard & Poor’s Paper and Forest Products Industry Index and the Standard & Poor’s Household Products (nondurables) Index

■	reflected changes related to the adoption of a broad level pay structure for certain business units

In February 2001, the EVIP was further amended to increase the base salary component of the individual award limits from 100% of base salary to a potential 125% of base salary for participants other than the CEO, and to increase the base salary component of the individual award limits applicable to the CEO from 200% to a potential 220%.

TTC Bonus Plan. The TTC Bonus Plan provides annual cash incentive compensation to employees working primarily for The Timber Company. These employees are not entitled to participate in EVIP.

Target bonuses under the TTC Bonus Plan are set as a percentage of base salary and in 2000 ranged from 10% to 60% (in the case of Mr. Glass) of salary. Bonuses awarded under the TTC Bonus Plan are based on both objective and subjective criteria.

The objective criteria under the TTC Bonus Plan determine up to 60% (as was the case with Mr. Glass) of final awards. For 2000 such percentage consisted of a weighting of one or more of the following criteria based on an individual participant’s job reference range:
■	Net Income performance targets
■	Threshold $129 million
■	Target $152 million
■	Maximum $175 million

■	Free cash flow performance targets
■	Threshold $92 million
■	Target $115 million
■	Maximum $138 million

For 2000, the net income target and the free cash flow target were based on The Timber Company’s long range plans and annual budget estimates. Net income at The Timber Company was just below the maximum level for 2000. Free cash flow at The Timber Company was at the maximum level for 2000. As a result, for 2000 the average participant received 198% of his or her target objective bonus.

Performance against subjective criteria under the TTC Bonus Plan determines the remaining portion of final awards (40% in the case of Mr. Glass). The subjective portion of the bonus is payable depending upon

COMPENSATION COMMITTEE REPORT

performance with respect to key initiatives and business drivers consistent with the overall operating objectives of The Timber Company. Awards for this part of the TTC Bonus Plan are discretionary and for 2000 ranged between 0% and 200% of this portion of the target bonus.

Long-Term Equity Incentive Compensation. The Georgia-Pacific Corporation/Georgia-Pacific Group 1997 Long-Term Incentive Plan (“Georgia-Pacific Group LTIP”) and the Georgia-Pacific Corporation/ Timber Group 1997 Long-Term Incentive Plan (“The Timber Company LTIP”) give Georgia-Pacific the ability to structure incentives for employees of each operating group that are tied directly to the price performance of that group’s common stock. The Compensation Committee has the authority under each of these Plans to set the terms and conditions of any grants and awards.

Georgia-Pacific Group LTIP. The Georgia-Pacific Group LTIP authorizes grants of stock options, restricted stock and performance rights with respect to Georgia-Pacific Group Stock. On January 21, 2000, all Georgia-Pacific Group executive officers and other key employees were granted options to purchase Georgia-Pacific Group Stock. On such date, the fair market value of Georgia-Pacific Group Stock was $41.59. This price fixed the exercise price of the options. These options will expire on January 20, 2010 and will vest and become exercisable in substantially equal amounts over three years beginning January 21, 2001. The Committee does not currently intend to grant awards under the Georgia-Pacific Group LTIP to managers of The Timber Company.

In addition, in 2000 performance rights were granted to key executive officers with responsibility for Georgia-Pacific Group. These performance rights provide for the issuance of restricted stock to such officers upon the achievement of a specified “relative” total shareholder return as compared to our peers in the Standard & Poor’s Paper and Forest Products Industry Index. Depending upon the achieved “relative” total shareholder return, 0% to 200% of the target number of shares may be awarded. Any restricted stock awarded pursuant to the performance rights will vest five years from the date of the award. For the performance period ending on December 31, 2000, 92% of the target level award of restricted shares (as set forth in our proxy statement for 2000) were issued.

The Timber Company LTIP. The Timber Company LTIP authorizes grants of stock options, restricted stock and performance awards with respect to The Timber Company Stock. On January 21, 2000, eleven executives of Georgia-Pacific, along with key managers of The Timber Company, were granted stock options pursuant to The Timber Company LTIP. On such date, the fair market value of The Timber Company stock was $22.50. This price reflects the exercise price of the options. These options will expire on January 20, 2010 and will vest and become exercisable in substantially equal amounts over three years beginning January 21, 2001. On December 17, 1997 certain key managers of The Timber Company received an award of performance units under The Timber Company LTIP pursuant to which cash awards may be earned on the basis of actual cumulative earnings before interest, taxes, depreciation, depletion and amortization (“EBITDDA”) of The Timber Company over a 3 year period compared to a targeted level of EBITDDA. Recipients can earn 0% to 115% of a targeted cash value of $3.00 per unit depending on The Timber Company’s performance in generating EBITDDA over the period. The actual cumulative EBITDDA for The Timber Company for the 3 year performance period ending December 31, 2000, was $1,151,000,000 which exceeded the maximum level of target EBITDDA established for the period of $1,138,000,000. In accordance with the terms of The Timber Company LTIP, the maximum award of performance cash units have been granted to recipients, except that Mr. Glass’s performance cash units vest in equal amounts over the 3 year period beginning in 2000. Performance cash unit awards were paid in February 2001.

Policy on Income Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) precludes the deductibility of an executive’s

COMPENSATION COMMITTEE REPORT

compensation that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code that has been approved by shareholders. Georgia-Pacific has obtained shareholder approval for its long-term incentive plans; however, our policy is to maximize long-term shareholder value, and tax deductibility is only one factor considered in setting compensation.

Chief Executive Officer Compensation

Mr. Correll participates in the compensation programs described in this report. His compensation for 2000 is summarized on the pages that immediately follow this report.

The specific bases for our determination of Mr. Correll’s compensation in 2000 included:
■	financial results at both Georgia-Pacific Group and The Timber Company, including
■	total shareholder return of Georgia-Pacific Group for 1999-2000 that ranked at the 51st percentile of all companies in our peer group
■	EVA of Georgia-Pacific Group for 2000 that ranked at the 88th percentile of all companies in our peer group
■	net income and free cash flow for 2000 that were at 196% and 200% of target level performance, respectively, at The Timber Company
■	the successful acquisition of Fort James Corporation
■	efforts to redirect the focus of Georgia-Pacific away from commodity and into consumer/branded products
■	aggressive leadership in areas of interest to Georgia-Pacific’s diverse constituency
■	building a strong management team
■	maintaining a safe working environment
■	environmental stewardship

Mr. Correll’s base salary, annual bonus and long-term stock-based incentive awards are intended to keep his compensation competitive with a group of comparable industrial companies over the short and long term. We believe the grants of options and performance rights to him are consistent with our philosophy of properly aligning the interests of Mr. Correll and the shareholders. Mr. Correll’s total bonus under EVIP for 2000 was $1,800,000. Mr. Correll’s target EVIP bonus is based entirely on the objective performance criteria described under the Annual Performance Bonuses section of this report. This payment to Mr. Correll is consistent with our philosophy to reward the CEO and other participants when we do well (as measured by the performance goals we set for them). During 2000 our EVA relative to our peers in the Standard & Poor’s Forest Products Industry Index resulted in Mr. Correll receiving $1,437,700 for the Georgia-Pacific Group component of the EVIP bonus. The Timber Company’s excellent performance resulted in Mr. Correll receiving $362,300 for The Timber Company component of the EVIP bonus.

The foregoing report has been furnished by the Compensation Committee of Georgia-Pacific’s Board of Directors.

Richard V. Giordano, Chairman
Worley H. Clark, Jr.
Jane Evans
Donald V. Fites
M. Douglas Ivester
James B. Williams

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards		Payouts
Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying G-P Group Options(#)	Securities Underlying TTC Options(#)	LTIP Payouts ($)(3)	All Other Compensation ($)(4)

Alston D. Correll	2000	1,200,000	1,800,000	61,026	96,700	129,300	-0-	3,723
Chairman, Chief Executive	1999	1,050,000	2,100,000	611,437	155,400	-0-	-0-	6,723
Officer and President	1998	1,050,000	399,600	1,399,570	287,600	-0-	-0-	6,000

Lee M. Thomas	2000	510,000	475,000	26,915	42,100	-0-	-0-	10,722
Executive Vice President —	1999	475,000	475,000	13,609	52,800	-0-	-0-	10,725
Consumer Products	1998	440,000	210,000	359,930	64,600	-0-	-0-	9,808

Donald L. Glass	2000	455,000	433,524	12,628	-0-	184,500	183,125	13,313
Executive Vice President —	1999	435,000	406,725	3,026	-0-	-0-	-0-	10,224
Timber and Chief Executive Officer — The Timber Company	1998	420,000	420,000	406,759	-0-	-0-	-0-	9,415

Ronald L. Paul	2000	470,000	340,000	70,926	42,100	-0-	-0-	3,553
Executive Vice President —	1999	435,000	435,000	21,510	52,800	-0-	-0-	6,553
Wood Products and Distribution	1998	400,000	300,000	7,067	64,600	-0-	-0-	6,000

James F. Kelley	2000	430,000	350,600	22,325	22,500	30,100	-0-	3,299
Executive Vice President	1999	415,000	300,000	4,847	23,800	-0-	-0-	10,216
and General Counsel	1998	401,000	157,000	13,972	30,200	-0-	-0-	10,206

(1)	Reflects bonuses paid under EVIP, described on page 11, except Mr. Glass’s bonus, which was paid pursuant to the TTC Bonus Plan, described on page 12.
(2)
Other annual compensation consists of annual compensation not properly categorized as salary or bonus. Other annual compensation in 2000 for Mr. Correll includes accounting and tax preparation fees of $25,000. Other annual compensation for Mr. Paul includes personal use of aircraft of $67,033.

(3)	Payouts pursuant to The Timber Company LTIP are described on page 13.
(4)	Includes G-P contributions in 2000 to G-P’s Salaried 401(k) Plan and premiums for term life insurance (“TLI”):

	401(k)	TLI

Mr. Correll	$ 0	$3,390

Mr. Thomas	7,000	3,390

Mr. Glass	9,845	3,136

Mr. Paul	0	3,220

Mr. Kelley	0	2,966

OPTION AND PERFORMANCE RIGHTS GRANTS IN 2000

Option Grants In Last Fiscal Year
Georgia-Pacific Group Options

	Individual Grants
Name	Number of Securities Underlying Options/ Granted(#)(1)	Percent of Total Options Granted to Employees in 2000(%)(2)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)(3)(4)

Alston D. Correll	96,700	4.01	41.59	1/20/10	2,085,819

Lee M. Thomas	42,100	1.74	41.59	1/20/10	908,097

Donald L. Glass	-0-	-0-	-0-	-0-	-0-

Ronald L. Paul	42,100	1.74	41.59	1/20/10	908,097

James F. Kelley	22,500.93		41.59	1/20/10	485,325

(1)
Grants were made on January 21, 2000 and vest annually over 3 years at rates of 34%, 33% and 33% on the anniversary date of the grant. In the event of a change of control, these options become fully vested and are immediately exercisable for the remainder of their term.

(2)	A total of 2,412,955 stock options was granted in 2000.
(3)
Value was established by using the Black-Scholes Valuation Model. The actual value, if any, depends on the market value of the underlying stock at a future date. Significant assumptions used for this calculation are shown below:

Volatility	Risk Free Rate of Return	Dividend Yield	Term	Discount for Forfeiture Risk Before Vesting	Discount for Forfeiture Risk After Vesting and Prior to Option Expiration Date

42.39%	6.66%	1.20%	10 Years	7.75%	12.86%

(4)	These values are for illustrative purposes only.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Georgia-Pacific Group Stock Options
			Number of Securities Underlying Unexercised Options at Fiscal Year- End(#)		Value of Unexercised In-The-Money Options($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Alston D. Correll	–	–	907,728	294,172	3,440,622	277,131

Lee M. Thomas	–	–	175,034	98,266	631,380	62,249

Donald L. Glass	–	–	50,200	0	236,191	0

Ronald L. Paul	–	–	58,470	98,266	152,585	62,249

James F. Kelley	–	–	75,058	48,174	243,886	29,101

(1)	Represents the amount by which the closing price on December 31, 2000 ($31.125) exceeded the exercise prices of unexercised options.

OPTION AND PERFORMANCE RIGHTS GRANTS IN 2000

Option Grants In Last Fiscal Year
The Timber Company Options

	Individual Grants
Name	Number of Securities Underlying Options/ Granted(#)(1)	Percent of Total Options Granted to Employees in 2000(%)(2)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)(3)(4)

Alston D. Correll	129,300	20.71%	22.50	1/20/10	733,131

Lee M. Thomas	-0-	-0-	-0-	-0-	-0-

Donald L. Glass	184,500	29.56%	22.50	1/20/10	1,046,115

Ronald L. Paul	-0-	–	–	–	–

James F. Kelley	30,100	4.82%	22.50	1/20/10	170,667

(1)
Grants were made on January 21, 2000, and vest annually over 3 years at rates of 34%, 33% and 33% on the anniversary date of the grant. In the event of a change of control, these options become fully vested and are immediately exercisable for the remainder of their term.

(2)	A total of 624,250 stock options was granted in 2000.
(3)
Value was established by using the Black-Scholes Valuation Model. The actual value, if any, depends on the market value of the underlying stock at a future date. Significant assumptions used for this calculation are shown below:

Volatility	Risk Free Rate of Return	Dividend Yield	Term	Discount for Forfeiture Risk Before Vesting	Discount for Forfeiture Risk After Vesting and Prior to Option Expiration Date

27.875%	6.66%	4.44%	10 Years	7.75%	8.96%

(4)	These values are for illustrative purposes only.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The Timber Company Stock Options

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year- End(#)		Value of Unexercised In-The-Money Options($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Alston D. Correll	–	–	590,150	215,650	3,971,648	1,376,796

Lee M. Thomas	–	–	56,900	-0-	472,723	-0-

Donald L. Glass	–	–	247,550	246,850	1,404,321	1,671,966

Ronald L. Paul	18,900	$154,227	-0-	-0-	-0-	-0-

James F. Kelley	–	–	83,025	41,675	566,327	279,516

(1)	Represents the amount by which the closing price on December 31, 2000 ($29.9375) exceeded the exercise prices of unexercised options.

OPTION AND PERFORMANCE RIGHTS GRANTS IN 2000

LONG-TERM INCENTIVE PLANS — AWARDS

			Estimated Future Payouts Under Non-Stock Price Based Plans (3)
Name	Number of G-P Group Shares (#)(1)	Performance or Other Period Until Maturation or Payout (2)	Threshold (#)	Target (#)	Maximum (#)

Alston D. Correll	19,650	December 31, 2002	9,825	19,650	39,300

Lee M. Thomas	8,550	December 31, 2002	4,275	8,550	17,100

Donald L. Glass	-0-

Ronald L. Paul	8,550	December 31, 2002	4,275	8,550	17,100

James F. Kelley	4,500	December 31, 2002	2,250	4,500	9,000

(1)	Performance rights grants pursuant to the Georgia-Pacific Group LTIP in January 2000.
(2)	The period for each grant began on January 1, 2000 and ends on the date indicated in the above chart.
(3)
If the performance goals are met, awards are made in restricted stock and vest on the fifth anniversary of the award date. The actual amount of any award of restricted stock is determined by Georgia-Pacific’s percentile total shareholder return as compared to the companies in the Standard & Poor’s Paper and Forest Products Industry Index (except Georgia-Pacific). For the above grant, those percentile performance targets are:

■ Threshold	30th percentile
■ Target	54th percentile
■ Maximum	100th percentile

See “Compensation Committee Report — Long-Term Equity Incentive Compensation” beginning on page 13 for a description of the grants. Upon vesting an LTIP Payout will be reported in the Summary Compensation Table.

AGREEMENTS WITH OFFICERS

CHANGE OF CONTROL AGREEMENTS

We have agreements with each of our officers, including the executive officers named on page 15.

If an officer’s employment is terminated during the 3 year period following a change of control:
■	involuntarily for other than cause, death or disability,
■	voluntarily following an adverse change in such officer’s position, authority, duties or responsibilities,
■	voluntarily following specified changes in place of employment

Then the officer will receive a lump sum payment equal to:
■	a multiple (not to exceed 3) times the sum of annual salary and the average of up to 3 of most recent annual bonus awards,
■	any federal excise and related income tax payments payable by the officer as a result of the agreement, and
■	employer contributions, and interest thereon, that would have been made under Georgia-Pacific’s Salaried Pension Plan and Salaried 401(k) Plan

The officer also will receive medical and welfare benefits for a maximum of 3 years and up to 3 years of age and service credit under his or her Retirement Agreement.

Also, the terms of most restricted stock and stock option grants to officers provide for immediate vesting of such grants in the event of a change in control. In such an event, Georgia-Pacific will transfer the funds required to be paid under these agreements and under each Retirement Agreement to a trustee.

OFFICERS’ RETIREMENT AGREEMENTS

We also have separate but substantially similar Retirement Agreements with each officer. Post-retirement payments will be made as follows at the officer’s election:

Alternative 1

■	annually for life, 50% of average of last 4 years salary, including bonuses, and
■	annually for surviving spouse’s life, 50% of amount payable to officer

Alternative 2

■	actuarially equivalent (to Alternative 1) amounts made in equal monthly payments:
■	for officer’s and surviving spouse’s life, or
■	for 120 months

Benefits under either alternative are generally payable as follows:

Retirement Age	Minimum Years of Service	Payments Begin at	Proportionately Reduced for Retirement Below

55 to 64	15	retirement	age 62
55 to 64	3-14	age 62	*
65+	–	retirement	–

*	Benefits reduced proportionally for service under 15 years

Retirement Agreement benefits are subject to offset for amounts payable under our Salaried Pension Plan and Salaried 401(k) Plan which are attributable to employer contributions by deducting the actuarial equivalents of such amounts from amounts payable under the Retirement Agreement. Death and disability benefits are also provided. Benefits under the Retirement Agreement terminate if an officer competes with, solicits customers or employees of, or discloses trade secrets or confidential information of, Georgia-Pacific.

The table below sets forth certain information relating to benefits under the Retirement Agreements for the named executive officers (a) assuming retirement as of January 1, 2001, and (b) assuming retirement at age 65, using projected years of credited service at age 65

AGREEMENTS WITH OFFICERS

and final average compensation as of December 31, 2000. The benefits disclosed in the table represent the maximum estimated annual benefits under each Retirement Agreement, without reduction for offsets provided for in such Agreement. Because such maximum benefits exceed the total of such offsetting payments, the amounts disclosed in the table below represent the estimated maximum aggregate benefit payable to the named executive officers under all pension and other defined benefit or actuarial plans.

Estimated Annual Benefit based on 50% of Final

Average Compensation(1)

	Retirement on January 1, 2001		Retirement at Age 65
	Annual Benefits	Years of Credited Service	Annual Benefit(2)
Mr. Correll	$899,182	12	$1,123,977
Mr. Thomas	185,744	7	398,022
Mr. Glass	400,494	28	400,494
Mr. Paul	119,731	5	359,192
Mr. Kelley	150,364	7	322,208

(1)
“Compensation” for these purposes means only base salary (including salary deferred as before-tax contributions to the 401(k) Plan) and annual incentive bonuses, if any, and excludes any other cash or non-cash compensation items.

(2)	Represents the formula benefit at the normal retirement age of 65 under the Retirement Agreement, based on average annual compensation during the period 1997-2000.

OWNERSHIP OF COMMON STOCK OF GEORGIA-PACIFIC

Set forth below is the number of shares beneficially owned, as of March 1, 2001, by persons known to us to be beneficial owners of more than 5 percent of the outstanding shares of either class of common stock based on data furnished by such persons. Also set forth below is the number of shares of each class of common stock beneficially owned on March 1, 2001 by all directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page 15, and by all directors and executive officers as a group, based on data furnished by such directors, nominees and executive officers. Unless otherwise specifically stated herein or in a Schedule 13G, all such persons have sole voting and investment power with respect to shares listed.

	Number of Shares Beneficially Owned				Percent of Class Beneficially Owned
Name	Georgia-Pacific Group		The Timber Company		G-P Group	Timber
Greater Than 5% Beneficial Owners:

Southeastern Asset Management, Inc. Longleaf Partners Fund Mr. O. Mason Hawkins 6410 Poplar Ave., Suite 900 Memphis, TN 38119			20,467,400	(1)		25.6%

Capital Research and Management Company The Income Fund of America, Inc. 333 South Hope Street Los Angeles, CA 90071	19,411,440	(1)	7,225,000	(1)	8.6%	9.0%

AXA Financial, Inc. Alliance Capital Management L.P. The Equitable Life Assurance Society of the United States and certain of their affiliates 1290 Avenue of the Americas New York, New York 10104	14,897,065	(1)			6.6%

The Prudential Insurance Company of America
751 Broad Street Newark, NJ 07102-3777	11,741,831	(1)			5.23%

FMR Corp. and certain affiliates
82 Devonshire Street
Boston, MA 02109	14,621,489	(1)			6.5%

Directors and Executive Officers:
James S. Balloun	4,149	(2)(3)	1,398	(2)(3)	*	*

Barbara L. Bowles	9,331	(2)(3)(4)	324	(2)(3)	*	*

Robert Carswell	11,353	(2)(3)	6,000	(2)(3)	*	*

Worley H. Clark, Jr. .	19,251	(3)(4)	324	(3)	*	*

Alston D. Correll	1,323,016	(5)	731,112	(5)	*	*

Jane Evans	4,511	(3)	2,579	(3)	*	*

Donald V. Fites	9,475	(2)(3)	5,145	(6)(3)	*	*

Harvey C. Fruehauf, Jr.	834,829	(3)(6)	430,754	(3)(6)	*	*

Richard V. Giordano	9,905	(3)	5,276	(3)	*	*

David R. Goode	5,911	(2)(3)	3,279	(2)(3)	*	*

M. Douglas Ivester	6,403	(2)(3)	3,525	(2)(3)	*	*

James P. Kelly	1,064	(2)(3)	1,086	(2)(3)	*	*

Louis W. Sullivan	5,847	(3)	3,400	(3)	*	*

James B. Williams	27,369	(2)(3)	14,008	(2)(3)	*	*

Donald L. Glass	51,892	(5)	436,694	(5)	*	*

Lee M. Thomas	246,358	(5)	61,900	(5)	*	*

James F. Kelley	105,785	(5)	94,046	(5)	*	*

Ronald L. Paul	127,688	(5)			*	*

All Directors and Executive Officers as a Group (26 persons)	3,371,087	(3)(4)(7)	2,063,304	(3)(4)(7)	1.49%	2.56%

 * Less than 1 percent.

OWNERSHIP OF COMMON STOCK OF GEORGIA-PACIFIC

(1)	According to a Schedule 13G filed with the SEC, and subject to the qualifications therein.
(2)
In addition to the shares beneficially owned, the following directors have elected to defer payment of a portion of the directors’ fees paid or payable to them, with such amounts to earn a return to be determined as if they had been invested in our common stock. The deferred compensation account of the directors listed below included amounts equivalent to the number and class of shares of common stock listed opposite their names:

	Georgia-Pacific Group Stock	The Timber Company Stock
Mr. Balloun	2,106	1,678
Ms. Bowles	59	59
Mr. Carswell	18,845	10,247
Mr. Fites	2,808	2,128
Mr. Goode	10,359	6,166
Mr. Ivester	8,981	5,417
Mr. Kelly	1,128	1,149
Mr. Williams	13,348	7,852

(3) Includes the following number of restricted shares received under the Outside Directors Stock Plan:

	Georgia-Pacific Group Stock	The Timber Company Stock
Mr. Balloun	2,149	1,398
Ms. Bowles	324	324
Mr. Carswell	9,353	5,000
Mr. Clark	324	324
Ms. Evans	4,511	2,579
Mr. Fites	5,645	3,146
Mr. Fruehauf	9,701	5,174
Mr. Giordano	7,905	4,276
Mr. Goode	4,911	2,779
Mr. Ivester	4,403	2,525
Mr. Kelly	1,046	1,046
Dr. Sullivan	5,319	2,983
Mr. Williams	7,369	4,008

(4) Includes the following number of shares as to which the following directors have the right to acquire beneficial ownership through the exercise of stock options under the Fort James Corporation Stock Option Plan for Outside Directors:

	Georgia-Pacific Group Stock
Ms. Bowles	8,393
Mr. Clark.	18,296

(5) Includes the following number of shares as to which the following executive officers have the right to acquire beneficial ownership through the exercise of stock options:

	Georgia-Pacific Group Stock	The Timber Company Stock
Mr. Correll	1,086,796	634,112
Mr. Thomas	228,090	56,900
Mr. Glass	50,200	310,280
Mr. Paul	111,526
Mr. Kelley	100,528	93,259

(6)
Mr. Fruehauf has: (i) sole voting and investment power as to 224,089 shares of Georgia-Pacific Group Stock and 112,368 shares of The Timber Company Stock; (ii) sole voting power and shared investment power as to 309,834 shares of Georgia-Pacific Group Stock and 154,917 shares of The Timber Company Stock; (iii) shared voting and investment power as to 238,196 shares of Georgia-Pacific Group Stock and 132,114 shares of The Timber Company Stock; and (iv) shared investment power, but no voting power, as to 62,710 shares of Georgia-Pacific Group Stock and 31,355 shares of The Timber Company Stock.

(7)
Includes, as of March 1, 2001, an aggregate of 566,950 shares of Georgia-Pacific Group Stock and 262,455 shares of The Timber Company Stock, including restricted stock and stock which may be acquired through the exercise of stock options, of which our executive officers (other than Messrs. Correll, Glass, Kelley, Paul and Thomas) have beneficial ownership.

FIVE-YEAR PERFORMANCE GRAPHS

                   Each year we prepare graphs comparing cumulative shareholder returns for: (1) our former common stock, the S&P 500 Stock Index and the Standard & Poor’s Paper and Forest Products Industry Index from December 31, 1993 until December 16, 1997 (immediately prior to the letter stock recapitalization pursuant to which the common stock of Georgia-Pacific was divided into the two classes of common stock discussed below); (2) Georgia-Pacific Group Stock, the S&P 500 Stock Index and the Standard & Poor’s Paper and Forest Products Industry Index from December 17, 1997 to December 31, 2000; and (3) The Timber Company Stock, the Standard & Poor’s Midcap 400 Stock Index and an industry peer group from December 17, 1997 to December 31, 2000.

Comparison of Cumulative Shareholder Returns

	1993	1994	1995	1996	12/16/97

Georgia-Pacific Corporation	$100	$106.39	$104.56	$112,85	$136.56

S&P 500 P&FP Stock Index**	$100	$104.20	$114.72	$126.90	$137.85

S&P 500 Stock Index**	$100	$101.32	$139.40	$171.40	$227.41

*	Assumes that the value of the investment in Georgia-Pacific Corporation common stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.
**	Provided by Standard & Poor’s Compustat, a division of The McGraw-Hill Companies.

FIVE-YEAR PERFORMANCE GRAPHS

	December 17, 1997	1998	1999	2000

Georgia-Pacific Group	$100	$94.55	$165.91	$103.23

S&P 500 P&FP Stock Index**	$100	$100.67	$142.78	$116.81

S&P 500 Stock Index**	$100	$129.23	$156.58	$129.74

*	Assumes that the value of the investment in Georgia-Pacific Group Stock and each index was $100 on December 17, 1997 and that all dividends were reinvested.
**	Provided by Standard & Poor’s Compustat, a division of The McGraw-Hill Companies.

	December 17, 1997	1998	1999	2000

The Timber Company	$100	$99.58	$107.49	$136.01

S&P Midcap 400 Index**	$100	$122.33	$140.36	$165.01

Industry Peer Group***	$100	$91.29	$89.88	$81.79

*	Assumes that the value of the investment in The Timber Company Stock and each index was $100 on December 17, 1997 and that all dividends were reinvested.
**	Provided by Standard & Poor’s Compustat, a division of The McGraw-Hill Companies.
***	Consisting of Deltic Timber Corp., Plum Creek Timber Co. LP, Crown Pacific Partners LP and U.S. Timberlands Co. LP.

REAPPROVAL OF ECONOMIC VALUE INCENTIVE PLAN

PROPOSAL 2 — REAPPROVAL OF
GEORGIA-PACIFIC CORPORATION
ECONOMIC VALUE INCENTIVE PLAN

The Compensation Committee of the Board has adopted, subject to shareholder approval, an amended and restated Georgia-Pacific Corporation Economic Value Incentive Plan (“EVIP”). Shareholder approval of the EVIP is sought to satisfy the disclosure and approval requirements under Internal Revenue Code section 162(m).

The summary below is qualified in its entirety by reference to the full text of the EVIP, a copy of which is attached as Appendix B to this Proxy Statement. Readers are also referred to the Compensation Committee Report included in this Proxy Statement for a description of Georgia-Pacific’s overall compensation philosophy.

Description of the EVIP’s Current Terms

The purpose of the EVIP is to provide all officers of Georgia-Pacific, and such non-officer employees of Georgia-Pacific as the Chairman and Chief Executive Officer (“CEO”) or as the Compensation Committee shall designate as participants, with the opportunity to earn bonuses based on the achievement of performance goals measured by the “relative” EVA of Georgia-Pacific Group. A portion (currently 50%) of a participant’s potential bonus under the EVIP each year is based on achievement of objective EVA targets of Georgia-Pacific Group as a whole. The remaining portion of a participant’s potential bonus is based on a subjective assessment by the CEO of the business unit’s or division’s actual performance for the year and actions taken by the business unit or division to increase EVA in future years. Potential bonuses under EVIP are expressed as percentages of a participant’s base salary or salary grade midpoint.

Under the EVIP, EVA is defined as net operating profit after tax (“NOPAT”) for Georgia-Pacific Group for a given year, minus a capital charge determined by multiplying its weighted average cost of debt and equity capital for that year by its average invested capital for that year. NOPAT for the Georgia-Pacific Group is its reported net earnings for the year adjusted by (i) adding net interest expense and goodwill amortization, (ii) eliminating the effect of changes in LIFO inventory reserve and the effects of items such as non-recurring gains or losses, disposal of assets and similar items, and (iii) adjusting taxes to reflect actual cash taxes paid and eliminating the tax benefit of interest expense.

“Relative” EVA is the percentile ranking of the Georgia-Pacific Group’s EVA performance for the year as compared to the indexed EVA performance of a peer group of companies as determined by the Compensation Committee for that year. The peer group companies consist of companies selected by the Compensation Committee that are included in the Standard & Poor’s Paper and Forest Products Industry Index or in the Standard & Poor’s Household Products (nondurables) Index, excluding Georgia-Pacific. For 2001 awards, the Compensation Committee has selected all of the companies in the Standard & Poor’s Paper and Forest Products Industry Index (except Georgia-Pacific) and Kimberly-Clark Corporation as our peer group companies.

Under the EVIP, the Compensation Committee will specify each year a minimum EVA for which the objective portion of the bonus will be paid (“Threshold EVA”), EVA for which the objective portion will reach its maximum (“Maximum EVA”), and an intermediate “target” EVA level (“Target EVA”). For example, for 2001 the “relative” EVA percentile rankings and bonus opportunity (expressed as a percentage of the objective portion of the target bonus) is as follows:

	“Relative” EVA Percentile	Objective Bonus Opportunity
■ Threshold	30th	50%
■ Target	54th	100%
■ Maximum	100th	200%

The CEO determines each year the amount of the subjective bonus based on the actual performance of the business unit or division with respect to established EVA drivers and the actions taken to increase long-term EVA. Each year, the Compensation Committee

REAPPROVAL OF ECONOMIC VALUE INCENTIVE PLAN

also will approve the total bonus (objective and subjective) under the EVIP and the weighting between the objective and subjective portions of the bonus. Higher bonus percentages generally are assigned to participants in positions of greater responsibility within Georgia-Pacific.

The EVIP limits the total bonus that may be paid in a year to participants other than the CEO to 125% or less of the participant’s base salary. The limit for the CEO is 220% or less of his base salary. The EVIP also contains an overall limitation that the total bonus paid to any one participant in a year may not exceed $3,500,000. In addition, the EVIP contains provisions for proration or elimination of bonuses in certain circumstances. Bonuses are payable as soon as practicable after the calculation of the relative EVA for a plan year, but not later than March 15 of the succeeding year.

The EVIP is administered by the Compensation Committee, which consists of directors who will not participate in EVIP. The Compensation Committee has the authority to administer the EVIP, make all determinations with respect to the construction and application of the EVIP and the Board resolutions establishing the EVIP, adopt and revise rules and regulations relating to the EVIP and make other determinations which it believes necessary or advisable for the administration of the EVIP. The Compensation Committee is authorized to appoint one or more individuals or entities, who need not be members of the Compensation Committee, to act as its agent in the administration of the EVIP with respect to matters not expressly reserved to the Compensation Committee under the EVIP, and has appointed Mr. Correll, as CEO, as such agent. The Board of Directors, by action of the Compensation Committee, has expressly reserved the right to amend or terminate the EVIP at any time, provided that the objective portion of any bonus for a plan year may not be reduced on or after December 31 of such year.

Benefits to Named Executive Officers

Bonuses under the EVIP are based on Georgia-Pacific Group’s future performance and on certain subjective criteria. Accordingly, future bonuses under the EVIP are not determinable at this time. See “Compensation Committee Report” and “Summary Compensation Table” for detailed information regarding bonuses to some executive officers under the EVIP during the most recent fiscal year. In order to illustrate bonuses that may be paid in 2001, the following table sets forth the bonus amounts actually paid for the year 2000 under the EVIP. Actual bonuses for 2001 may be more or less than those set forth below, because it is unlikely that Georgia-Pacific’s performance and the performance of each segment, and each division will be identical to 2000 performance. Amounts actually paid in 2001 under the EVIP will reflect the addition or deletion of participants and, in certain circumstances, changes in salary levels for participants.

NEW PLAN BENEFITS
ECONOMIC VALUE INCENTIVE PLAN

Name and Position	2000 Awards Paid Dollar Value ($)
Mr. Correll Chairman, Chief Executive Officer and President	1,800,000

Mr. Thomas Executive Vice President — Consumer Products	475,000

Mr. Glass Executive Vice President — Timber and Chief Executive Officer — The Timber Company	-0-	*

Mr. Paul Executive Vice President — Wood Products and Distribution	340,000

Mr. Kelley Executive Vice President and General Counsel	350,000

Executive Group	5,125,500

Non-Executive Director Group	-0-	**

Non-Executive Officer Employee Group	29,612,740	***

*	Mr. Glass does not participate in EVIP.
**	Non-employee directors are not eligible to participate in the EVIP.
***	Based on 989 participants in 2000. We expect (although it is not determinable at this time) to double this category as a result of our acquisition of Fort James.

REAPPROVAL OF ECONOMIC VALUE INCENTIVE PLAN

Required Vote to Reapprove EVIP

Under the terms of the EVIP, the adoption of the amended and restated plan described above will be null and void if it is not approved, in a separate vote, by the affirmative vote of a majority of the shares cast of Georgia-Pacific Group Stock and Timber Company Stock. We believe, based on regulations under Section 162(m) of the Internal Revenue Code, that if shareholders reapprove the EVIP, Georgia-Pacific will be entitled to deduct the entire amount of compensation recognized by any participant under the EVIP. Moreover, the Board believes that the EVIP is an integral part of a compensation program that provides our officers and other key employees both annual and long-term performance incentives that should enhance shareholder value. For these reasons, the Board recommends that the shareholders vote FOR the reapproval of the EVIP.

Proxies solicited on behalf of the Board will be voted FOR this proposal unless shareholders specify a contrary choice in their proxies.

OTHER MATTERS

Transactions with Directors

        Mr. Robert Carswell is Of Counsel to the law firm of Shearman & Sterling, New York, New York. Shearman & Sterling performed legal services for Georgia-Pacific in 2000, and it is anticipated that it will perform legal services for Georgia-Pacific in 2001. Mr. Carswell will be retiring from the Board effective at this year’s Annual Meeting.

Independent Public Accountants

        A representative of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires Georgia-Pacific’s directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of changes in ownership of Common Stock. Securities and Exchange Commission regulations require that such directors and executive officers furnish to Georgia-Pacific copies of all Section 16(a) reports they file. To Georgia-Pacific’s knowledge, based solely on review of the copies of such reports furnished to Georgia-Pacific and written representations that no other reports were required, all of its officers and directors complied with applicable Section 16(a) filing requirements during the fiscal year ended December 30, 2000.

Atlanta, Georgia
March 29, 2001

APPENDIX A

GEORGIA-PACIFIC CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Introduction

                  The Audit Committee of the Georgia-Pacific Board of Directors is a standing committee appointed by the Board to assist it in fulfilling its statutory and fiduciary responsibilities, including monitoring (1) the independence and performance of the Company’s internal and external auditors, (2) the integrity of the financial statements of Georgia-Pacific, and (3) compliance by Georgia-Pacific with legal and regulatory requirements.

                  The members of the Audit Committee shall meet all applicable requirements of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange with respect to independence, experience and other matters.

                  The Audit Committee shall have unrestricted access to Georgia-Pacific’s management, books and records, and shall have the resources necessary to discharge its responsibilities as set forth herein including the authority to retain legal, accounting or other consultants.

                  It is the responsibility of management to ensure that Georgia-Pacific’s financial statements are complete, correct and prepared in accordance with generally accepted accounting principles. Georgia-Pacific’s management is also responsible for compliance with applicable laws, regulations, accounting and financial controls and standards, and Georgia-Pacific’s internal operating, conduct and compliance policies.

Responsibilities

                  The Audit Committee’s responsibilities and powers as described in this charter are those of a fiduciary. Among the key tasks of the Audit Committee are the following:

1.
Oversee the activities of Georgia-Pacific’s management in its preparation of Georgia-Pacific’s financial statements and related financial disclosures, and review and discuss the audited financial statements with management. To carry out this responsibility, the Audit Committee may, to the extent it considers appropriate:

(a)
review with management the existence and substance of any significant accounting accruals, reserves or other financial reporting judgments that had or may have a material impact on Georgia-Pacific’s financial statements;

APPENDIX A

(b)
discuss with management and the independent public accountant any significant changes in the accounting principles used to prepare such financial statements, including significant changes in accounting and financial reporting standards proposed by the SEC or the FASB;

(c)
discuss with management and the independent public accountant any significant issues or disagreements between them affecting the preparation of Georgia-Pacific’s financial statements and how they were resolved; and

(d)	review and discuss with management the scope and content of the Management Discussion and Analysis section of Georgia-Pacific’s quarterly and annual financial statements.

2.	Oversee the activities of Georgia-Pacific’s independent public accountant. To carry out this responsibility, the Audit Committee will, to the extent it determines appropriate:

(a)	propose to the Board annually the appointment of the independent public accountant, which shall be accountable to the Board of Directors and the Committee;
(b)	approve the annual audit plan of the independent public accountant and its fees;
(c)
meet privately with the independent public accountant to discuss the audited financial statements of Georgia-Pacific, including major issues regarding the applicability of accounting and auditing principles and practices, the scope of the audit, the adequacy of Georgia-Pacific’s internal financial controls, and other matters that could significantly affect the quality of Georgia-Pacific’s audited financial statements;

(d)
discuss with the independent public accountant the matters required by Statement on Auditing Standards No. 61, review and discuss with the independent public accountant the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and recommend to the Board any appropriate action to ensure such independence;

(e)	review with management and the independent public accountant key issues involved in Georgia-Pacific’s quarterly financial statements prior to the filing of such financial statements with the SEC; and
(f)	review annually the nature and extent of management consulting and other non-audit services provided by the independent public accountant, and its fees for such services.

3.
Periodically review with management the areas of greatest risk to the operations and financial results of Georgia-Pacific, such as environmental regulations, major pending litigation, tax issues or significant financial exposure, and the steps management has or intends to take to monitor and control such risks. To carry out this responsibility, the Audit Committee will, to the extent it considers appropriate:

(a)	periodically meet with management to review such areas of risk, and discuss the steps management has taken or proposes to take to monitor and control such risks;
(b)
oversee the functioning of the Internal Audit Department, including its staffing, budget and workplans, review the periodic reports prepared by it, and review its charter, responsibility, authority and reporting relationships;

APPENDIX A

(c)
review with the General Counsel all legal and regulatory matters that may have a material impact on Georgia-Pacific’s financial statements and the scope and effectiveness of its compliance policies; and

(d)
review periodically with the Director of Corporate Security significant cases of alleged employee conflict of interest, ethical violations, misconduct or fraud, the volume and nature of calls to the Company’s “hot line” and other matters and issues affecting the security of Georgia-Pacific’s assets and employees.

4.
Regularly report to the Board of Directors the Audit Committee’s activities and its conclusions with respect to the matters it has considered, including (i) an annual recommendation that Georgia-Pacific’s audited financial statements be included in its annual 10-K filing with the SEC; (ii) the report that the Committee has approved for inclusion in the annual Georgia-Pacific proxy statement; and (iii) any recommendation based on its annual review and assessment of the adequacy of this Charter.

APPENDIX B

GEORGIA-PACIFIC CORPORATION
ECONOMIC VALUE INCENTIVE PLAN

§ 1. PURPOSE

                  The purpose of this Plan is to set forth the terms and conditions for the payment of annual cash bonuses to Participants. Bonuses under the Plan consist of two components, the Quantitative Bonus, which is based on the Relative EVA Ranking of the G-P Group as compared to the Peer Group Companies, and the Discretionary Bonus, which is based on the performance of each business unit with respect to EVA drivers, actions to increase long-term EVA, and individual performance.

§ 2. DEFINITIONS

                  1. “Affected Officer” means for a calendar year any officer of Georgia-Pacific Corporation who, in the judgment of the Committee, may receive total compensation for that calendar year in excess of the limit on tax deductible compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

                  2. “Base Salary” means with respect to a Participant
(a)	in the traditional salary grade pay structure, such Participant’s base annual salary in effect as of January 1 of the applicable calendar year;
(b)	in the broad level salary grade pay structure, such Participant’s base annual salary in effect as of such Participant’s common review date for the applicable calendar year; or
(c)	who becomes a Participant after January 1 or after his or her common review date, as applicable, such Participant’s base annual salary in effect as of the date his or her participation commences.

                  3. “Board” means the Board of Directors of the Corporation.

                  4. “CEO” means the Chairman and Chief Executive Officer of Georgia-Pacific Corporation.

                  5. “Committee” means the Compensation Committee of the Board.

                  6. “Compensation” means with respect to a Participant

(a)	in the traditional salary grade pay structure, midpoint of the Participant’s salary grade as of January 1 of the calendar year; or
(b)	in the broad level salary grade pay structure, such Participant’s annual base salary determined as of the common review date for such Participant for that calendar year.

                  7. “Corporation” means Georgia-Pacific Corporation and its subsidiaries.

                  8. “Discretionary Bonus” means that portion of a Participant’s bonus under this Plan for a calendar year which is determined in accordance with the provisions of § 5.

                  9. “EVA” means “economic value added” for a calendar year, as determined in accordance with § 4.

                  10. “Employee” means any exempt full-time, salaried employee of the Corporation.

                  11. “G-P Group” means that portion of the business and operations of the Corporation which is reflected by the class of the Corporation’s common stock known as Georgia-Pacific Corporation—Georgia-Pacific Group Common Stock.

APPENDIX B

                   12. “Participant” means an Employee of the Corporation who, for a given calendar year, meets the eligibility standards of § 3.

                  13. “Peer Group Companies” means for each calendar year, the companies listed in the Standard & Poor’s Paper and Forest Products Industry Index or the Standard & Poor’s Household Products (nondurables) Index which the Compensation Committee, in its sole discretion, determines to be peers of the Corporation for that calendar year. If a Peer Group Company is not in existence as an independent entity generating the types of public information needed for EVA calculations under this Plan both at the beginning and the end of such calendar year, that company will not be treated as a Peer Group Company for that year.

                  14. “Plan” means the Georgia-Pacific Corporation Economic Value Incentive Plan as set forth in this document, as amended from time to time.

                  15. “Quantitative Bonus” means that portion of a Participant’s bonus under this Plan for a calendar year which is determined in accordance with the provisions of § 4.

                  16. “Relative EVA Ranking” means, for each calendar year, the percentile ranking of the G-P Group’s EVA performance for that calendar year as compared to the Indexed EVA performance of each of the Peer Group Companies for that year, as determined under § 4.

§ 3. ELIGIBILITY

                  An Employee will be a Participant in this Plan for a given calendar year if he or she
(a)	is an officer of Georgia-Pacific Corporation during that year;
(b)	is employed on January 1 and is designated by the CEO or the Committee as a Participant at the beginning of that year; or
(c)	is added as a Participant before the fourth quarter of that year by act of the CEO; and
(d)	does not participate in any other incentive compensation program maintained by the Corporation, other than a stock option plan.

§ 4. QUANTITATIVE BONUS

                  1. General.    A Participant’s Quantitative Bonus, if any, for a calendar year will be based on the Relative EVA Ranking achieved by G-P Group for such calendar year and will be equal to a percentage of the Participant’s Compensation determined by the Compensation Committee.

                  2. Determination of Standards.     Prior to March 31 of each calendar year, the Committee will determine, in its discretion:
(a)	The identity of each Affected Officer for the calendar year;
(b)	The threshold, target and maximum Relative EVA Ranking for that calendar year;
(c)	The Peer Group Companies for the calendar year;
(d)
Each Participant’s Bonus Percentage, which is the percentage of his or her Compensation that could be paid as the total (Quantitative and Discretionary) bonus under this Plan if the target Relative EVA Ranking is achieved for such calendar year; and

(e)	The Quantitative Bonus Weighting, which is the percentage of the total bonus opportunity for the calendar year which will comprise the Quantitative Bonus.

APPENDIX B

                   3. Calculation of Quantitative Bonus.     The Quantitative Bonus for each Participant for each calendar year will be calculated as follows:
(a)	After the close of such calendar year, the Committee will certify in writing the Relative EVA Ranking achieved by the G-P Group for that calendar year.
(b)
Subject to § 4.5, the Participant’s Quantitative Bonus will equal (i) the Participant’s Bonus Percentage multiplied by (ii) the Quantitative Bonus Weighting multiplied by (iii) the percentage of the target Quantitative Bonus that was earned based on the achieved Relative EVA Ranking, and then multiplied by (iv) the Participant’s Compensation.

(c)	The amount of Quantitative Bonus for any Relative EVA Ranking between a given level and the next preceding or following level shall be determined by interpolation between those two levels.
(d)	If the achieved Relative EVA Ranking for a calendar year is less than the threshold Relative EVA Ranking set for that year, no Quantitative Bonus will be paid.

                  4. Determination of EVA and Relative EVA Ranking.
(a)
EVA.    For each calendar year, EVA will equal the “net operating profit after tax” for that year minus a capital charge determined by multiplying the weighted average cost of debt and equity capital for that calendar year by the “average invested capital” for that year.

(b)
Relative EVA Ranking.    For purposes of determining the Relative EVA Ranking of the G-P Group, EVA for each Peer Group Company will be the “Indexed EVA” for such company, which is determined by subtracting that Peer Group Company’s weighted average cost of debt and equity capital from its “return on average invested capital” and multiplying the difference by the G-P Group’s “average invested capital.”

(c)	Defined Terms. For purposes of this § 4:
(i)
“net operating profit after tax” for each calendar year is reported net earnings for that year adjusted by (A) adding net interest expense for that calendar year, (B) adding goodwill amortization for that calendar year, (C) eliminating the effect of changes in LIFO inventory reserve for that calendar year, (D) eliminating the effects of Special Items during that calendar year (such as non-recurring gains or losses, disposals of assets, restructuring charges and similar items), and (E) adjusting taxes for that calendar year to reflect actual cash taxes paid and eliminating the tax benefit of interest expense;

(ii)
“average invested capital” for a calendar year is the average of the sum of short-term debt, long-term debt and adjusted book value of equity at the beginning of that year and at the end of that year; and

(iii)	“return on average invested capital” for a calendar year is the “net operating profit after tax” divided by the “average invested capital” for that year.
(d)
Determinations.    All determinations made under this § 4 shall be based (i) with respect to the Corporation, on its unaudited financial results for the calendar year, and (ii) with respect to each Peer Group Company, on its unaudited financial results as reported on its Forms 10-Q for the first three quarters of the calendar year plus its unaudited financial results for the fourth quarter of the calendar year determined from financial data provided in its earnings release in January of the immediately following calendar year using the Corporation’s pre-established assumptions, policies and procedures.

APPENDIX B

                   5. Quantitative Bonus Limit.     Notwithstanding anything in this Plan to the contrary, the Quantitative Bonus for any Participant for a calendar year may not exceed the lesser of
(a)
200% of (i) the maximum total Quantitative Bonus and Discretionary Bonus that the Participant could receive if the target Relative EVA Ranking was achieved in that calendar year multiplied by (ii) the Quantitative Bonus Weighting for that calendar year, or

(b)	125% (or, with respect to the CEO, 220%) of the Participant’s Base Salary for that calendar year.

§ 5. DISCRETIONARY BONUS

                  1. General.    Each Participant (other than the CEO) will be eligible to receive a Discretionary Bonus for a calendar year, regardless of whether he or she receives a Quantitative Bonus for that year. The CEO will be eligible for a Discretionary Bonus for a calendar year only if he receives a Quantitative Bonus for that year.

                  2. Calculation of Discretionary Bonus.     A Participant’s Discretionary Bonus will be determined as follows:
(a)
Participants Other Than the CEO and Affected Officers. The CEO, in his discretion, shall determine the amount of the Discretionary Bonus for each calendar year for each Participant after reviewing, (i) the performance of the business unit to which such Participant belongs during that calendar year with respect to EVA drivers specified by the CEO, and (ii) the actions taken by the business unit during that calendar year to increase the long-term EVA of that business unit and/or the Corporation as a whole. In conducting this review, the CEO may consider any actions by business units he deems appropriate, including but not limited to actions to (i) increase efficiency (by increasing revenue or reducing costs using the same or less capital), (ii) develop new investment opportunities, and/or (iii) reduce or divest under-performing assets.

(b)
Affected Officers. For each Affected Officer, the Discretionary Bonus for a each calendar year will equal the Discretionary Bonus limit (as described in § 5.4 below) for such Affected Officer, subject to reduction by the Committee, in its discretion, based on its review and evaluation of such performance criteria as the Committee may deem appropriate.

(c)
CEO. For the CEO, the Discretionary Bonus for a each calendar year shall equal 200% of his Quantitative Bonus for that year, subject to reduction by the Committee in its discretion based on its review and evaluation of such performance criteria as the Committee may deem appropriate.

                  3. Individual Performance.     Notwithstanding anything in this Plan to the contrary, the amount of the Discretionary Bonus for each Participant (including the CEO) will also reflect his or her individual performance (and the performance of any business unit under his or her supervision) with respect to the Corporation’s standing policies including, but not limited to, the Corporation’s Code of Business Conduct and its safety and environmental policies.

                  4. Discretionary Bonus Limit.     Notwithstanding anything in this Plan to the contrary, the Discretionary Bonus for any Participant (other than the CEO) for any calendar year may not exceed the least of
(a)	the amount of the maximum total Quantitative Bonus and Discretionary Bonus the Participant could receive if the target Relative EVA Ranking was achieved in that calendar year;
(b)	125% of the Participant’s Base Salary for that calendar year, reduced by the Quantitative Bonus for that calendar year; or

APPENDIX B

(c)
the amount of the maximum total Quantitative Bonus and Discretionary Bonus the Participant could receive if the G-P Group’s maximum Relative EVA Ranking was achieved in that calendar year, reduced by the Quantitative Bonus paid for that calendar year.

                  The Discretionary Bonus limit for the CEO for any calendar year shall be the lesser of
(a)	200% of his Quantitative Bonus for that calendar year, or
(b)	220% of the CEO’s Base Salary for that calendar year, reduced by the Quantitative Bonus paid for that calendar year.

§ 6. PAYMENT OF AWARDS

                  1. General.    Bonuses will be paid as soon as practicable after the calculation of the G-P Group’s Relative EVA Ranking for each calendar year, but in no event later than March 15 following the end of that calendar year. Except as provided in § 6.2, no bonus will be payable under this Plan for a calendar year to any Participant who (i) voluntarily terminates his or her employment with the Corporation during that year, or (ii) is involuntarily terminated by the Corporation for any reason during that calendar year.

                  2. Prorated Bonus.    A Participant will be entitled to a bonus for a calendar year which is prorated to reflect the number of complete calendar months actually worked during that year and which will be payable at the same time bonuses for other Participants are paid for that calendar year, if the Participant
(a)
terminates employment during the calendar year after he or she has attained at least age 65 or has attained age 55 and accumulated at least ten (10) years of vesting service under the Georgia-Pacific Corporation Salaried 401(k) Plan,

(b)	dies during the calendar year;
(c)	becomes totally and permanently disabled (as determined by the Committee or its delegate pursuant to the standards of the Georgia-Pacific Corporation Salaried Long-Term Disability Plan); or
(d)	is added as a Participant mid-year by act of the CEO.
A prorated bonus also will be payable under this Plan to any other Participant upon the specific approval of the Committee (or its delegate) provided that, the approval of the Committee shall be required in the case of the CEO or an Affected Officer.

                  3. Death.    In the event of the death of a Participant, any bonus payable to, or on behalf of him or her under this Plan will be paid, first, to the surviving spouse (if any) and, if there is no surviving spouse, to his or her estate.

§ 7. MAXIMUM TOTAL BONUS

                  Notwithstanding anything in this Plan to the contrary, no Participant may receive a Quantitative Bonus and Discretionary Bonus under this Plan in any calendar year which in total exceeds $3,500,000.

§ 8. ADMINISTRATION

                  The Plan will be administered by the Committee. Decisions and determinations by the Committee shall be final and binding upon all parties, including the Corporation, shareholders, Participants and other employees. The Committee shall have the authority to administer the Plan, make all determinations with respect to the

APPENDIX B

construction and application of the Plan and the Board resolutions establishing the Plan, adopt and revise rules and regulations relating to the Plan and make any other determinations which it believes necessary or advisable for the administration of the Plan. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. The Committee is expressly authorized to appoint one or more individuals, who need not be members of the Committee, or entities to administer the Plan and to make all determinations with respect to the construction and application of the Plan, and otherwise exercise all powers vested in the Committee under the Plan. Such agents shall serve at the pleasure of the Committee. The decisions of any such agents taken within the scope of his or her authority will have the same effect as decisions by the Committee. Notwithstanding anything in this § 8 to the contrary, the Committee may not delegate authority which under this Plan is expressly reserved to the Committee alone.

§ 9. AMENDMENT OR TERMINATION

                  The Board, by action of the Committee, expressly reserves the right to amend or terminate the Plan at any time, provided that no Quantitative Bonus for a calendar year may be reduced on or after December 31 of that year.

§ 10. MISCELLANEOUS

                  1. Bonuses Unfunded.    Any bonuses payable pursuant to the Plan (if any) shall be paid solely from the general assets of the Corporation.

                  2. Taxation of Bonuses.     Bonuses paid under the Plan will be compensation subject to Federal and State tax withholding (including, without limitation, FICA withholding) in the calendar year in which they are paid.

                  3. Retirement Plans and Welfare Benefit Plans.     Except as otherwise specified in the plan in question, bonuses paid under the Plan will not be included as “compensation” for purposes of the Corporation’s retirement plans (both qualified and non-qualified) or welfare benefit plans.

                  4. Spendthrift Clause.    A Participant may not assign, anticipate, alienate, commute, pledge or encumber any bonus to which he or she may become entitled under the Plan, nor are the bonuses subject to attachment or garnishment by any creditor.

                  5. No Contract of Employment.     Participation in this Plan shall not constitute an agreement (a) of the Participant to remain in the employ of and to render his/her services to the Corporation or (b) of the Corporation to continue to employ such Participant, and the Corporation may terminate the employment of a Participant at any time with or without cause.

                  6. Previous Plan Interpretations.     The amendment and restatement of this Plan is not intended to, and shall not, affect the continuing validity of the interpretations of the Plan issued by the Committee (or its delegate) prior to January 1, 2001.

                  7. Deletion of Participants.     Notwithstanding anything in this Plan to the contrary, the CEO in his sole discretion may delete any Employee from the Participant group for a calendar year.

APPENDIX B

§ 11. EFFECTIVE DATE/SHAREHOLDER APPROVAL

                  1. Effective Date.    This amended and restated Plan shall become effective as of January 1, 2001.

                  2. Shareholder Approval.     Notwithstanding anything in this Plan to the contrary, the Plan shall be null and void if it is not re-approved, in a separate vote, by the affirmative vote of the holders of at least a majority of the shares of the common stock of Georgia-Pacific Corporation cast, in person or by proxy, at the first shareholders meeting that occurs in calendar year 2001.

        Georgia-Pacific’s 2000 Annual Report on Form 10-K, which includes audited consolidated financial statements for Georgia-Pacific, has been mailed to shareholders with this Proxy Statement. Georgia-Pacific has also mailed an Annual Review for Georgia-Pacific Group and The Timber Company. The 2000 Annual Reviews and the 2000 Annual Report on Form 10-K do not form any part of the material for the solicitation of proxies.

        An additional copy of Georgia-Pacific’s 2000 Annual Report on Form 10-K to the Securities and Exchange Commission will be supplied without charge upon request. Annual Statistical Updates are also available. Requests for such information should be directed to:

Investor Relations
Georgia-Pacific Corporation
P. O. Box 105605
Atlanta, Georgia 30348
(404) 652-5555

EVA is a registered trademark of Stern Stewart & Co.

Printed on Georgia-Pacific Financial Opaque 27 lb. book.

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ABOUT THE COVER By adding the Fort James brands, Georgia-Pacific delivers more choices—not just more of the same. With such a diverse brand portfolio, we have the products to match every quality tier, every price point, every preference.

P R O X Y

GEORGIA-PACIFIC CORPORATION
Proxy Solicited by the Board of Directors
For Annual Meeting May 1, 2001

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints (i) A.D. Correll, James F. Kelley and/or Kenneth F. Khoury, jointly and severally, proxies with full power of substitution, to vote all shares of both Georgia-Pacific Group common stock and Timber Group common stock of GEORGIA-PACIFIC CORPORATION owned of record by the undersigned, and which the undersigned is entitled to vote, (ii) Vanguard Fiduciary Trust Company, as Trustee under the Georgia-Pacific Corporation Salaried 401(k) Plan, the Georgia-Pacific Corporation Hourly 401(k) Plan, and the Unisource Worldwide, Inc. Retirement Savings Plan (the “Vanguard Plans”), to vote in person or by proxy all shares of both Georgia-Pacific Group common stock and Timber Group common stock of GEORGIA-PACIFIC CORPORATION allocated to any accounts of the undersigned under the Vanguard Plans, and (iii) Northern Trust Company, as Trustee under the Fort James 401(k) Plan (the “Northern Trust Plan”), to vote in person or by proxy all shares of Georgia-Pacific Group common stock of GEORGIA-PACIFIC CORPORATION allocated to any accounts of the undersigned under the Northern Trust Plan on all matters that may come before the 2001 Annual Meeting of Shareholders to be held at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia on May 1, 2001 at 11:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein.

Election of Directors
1. Nominee in Class I:	01) Worley H. Clark, Jr.	Change of Address:
Nominees in Class II:	02) Barbara L. Bowles 03) Donald V. Fites 04) David R. Goode 05) James B. Williams

Nominees in Class III:	06) John D. Zeglis	(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

Whether or not you plan to attend the Annual Meeting, you are urged to complete, date, sign and return this proxy in the accompanying envelope if you are voting by mail.	SEE REVERSE SIDE

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

ADMISSION TICKET

ANNUAL MEETING OF SHAREHOLDERS

If you plan to attend the 2001 Annual Meeting of Shareholders, please mark the appropriate box on the reverse side of the attached Proxy Card. The meeting will be held on Tuesday, May 1, 2001, at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia. The meeting will begin promptly at 11:00 a.m. local time.

TO AVOID DELAY AT THE ENTRANCE, PLEASE PRESENT THIS TICKET

AGENDA: ELECTION OF SIX DIRECTORS VOTE ON THE REAPPROVAL OF THE ECONOMIC VALUE INCENTIVE PLAN TRANSACTIONS OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person.
To make sure your shares are represented, we urge you to complete and mail the attached Proxy Card or vote by phone or internet.

   [X]  Please mark your votes as in this example.

This Proxy, when properly executed, will be voted as directed. If no instructions are specifed, this proxy will be voted “FOR ALL” nominees named in Proposal 1 and “FOR” Proposal 2.

The Board of Directors recommends a vote FOR each of Proposals 1 and 2.

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse)	[_]	[_]	2. Reapproval of the Economic Value Incentive Plan.	[_]	[_]	[_]

For, except vote withheld from the following nominee(s):

Change of address on reverse side. [_] I plan to attend the Annual Meeting. [_]

At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting. However, the proxies hereby are authorized to vote in their discretion on (i) the election of any person as director if a director nominee named in Proposal 1 is unable to serve or for good cause will not serve, and (ii) on matters incident to the conduct of the Annual Meeting.

Receipt of the Notice of Meeting, Proxy Statement and Annual Report is hereby acknowledged.

Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE (S) DATE

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

GEORGIA-PACIFIC CORPORATION
133 PEACHTREE STREET, N.E.
ATLANTA, GEORGIA 30303

Georgia-Pacific Corporation
     Proxy Solicited by the Board of Directors for Annual Meeting of Shareholders May 1, 2001

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE READ THE INSTRUCTIONS BELOW

Georgia-Pacific Corporation encourages you to take advantage of convenient ways to vote your shares for matters to be covered at the 2001 Annual Meeting of Shareholders. Please take the opportunity to use one of the three voting methods described below to cast your ballot.

VOTE BY PHONE — 1-877-779-8683 (1-877-PRX-VOTE)

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number, which is located above and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET — www.eproxyvote.com/gp

Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number, which is located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark and sign above as your name appears at left. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. Each joint owner or trustee should sign the proxy. If the shareholder is a corporation, the office of the person signing should be indicated.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year’s Annual Report and proxy materials via the Internet rather than by mail. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials online. To sign up for this optional service, visit http://www.econsent.com/gp

IF YOU VOTE BY PHONE OR USE THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY. THANK YOU FOR VOTING.

133 Peachtree Street NE (30303-1847) P.O. Box 105605 Atlanta, Georgia 30348-5605 (404) 652-4000 www.gp.com

To:	Participants in the Georgia-Pacific Group Stock Fund or Georgia-Pacific Timber Stock Fund of the Georgia-Pacific Corporation Salaried 401(k) Plan, the Georgia-Pacific Hourly 401(k) Plan, and the Unisource Worldwide, Inc. Retirement Savings Plan (the "Plans"):

     In connection with the Georgia-Pacific Corporation 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 1, 2001, enclosed are proxy materials with respect to shares allocated to you in either the Georgia-Pacific Group Stock Fund or Georgia-Pacific Timber Stock Fund.

     We wish to call your attention to the fact that pursuant to the provisions of the Plans, Vanguard Fiduciary Trust Company, the Trustee under the Plans, cannot vote your allocable shares of either Georgia-Pacific Group Common Stock or Timber Group Common Stock on the matters to be acted on at the Annual Meeting without your specific voting instructions. Accordingly, in order for your allocable shares to be voted at the Annual Meeting, please provide voting instructions by one of the three voting methods outlined below to cast your ballot:

VOTE BY PHONE - Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number, which is located on the enclosed card and follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site (www.eproxyvote.com/gp). You will be prompted to enter your Control Number, which is located on the enclosed card to obtain your records and create an electronic ballot.

VOTE BY MAIL - Mark and sign your name, as it appears on the enclosed card and return it promptly in the enclosed, self-addressed, postage-paid envelope. It is understood that if you sign without otherwise marking the card, you wish the Trustee to vote your shares "FOR ALL" on the election of directors and "FOR" proposal 2, as recommended by the Board of Directors of Georgia-Pacific Corporation.

     We urge you to send in the enclosed card promptly so that the Trustee may vote the shares allocable to you under the Plans in accordance with your wishes.

Very truly yours,

Date:	March 29, 2001	Kenneth F. Khoury Vice President, Deputy General Counsel and Secretary

133 Peachtree Street NE (30303-1847) P.O. Box 105605 Atlanta, Georgia 30348-5605 (404) 652-4000 www.gp.com

To:	Participants in the Georgia-Pacific Group Stock Fund of the Fort James 401(k) Plan (the "Plan"):

     In connection with the Georgia-Pacific Corporation 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 1, 2001, enclosed are proxy materials with respect to shares allocated to you in the Georgia-Pacific Group Stock Fund.

     We wish to call your attention to the fact that pursuant to the provisions of the Plan, Northern Trust Company, the Trustee under the Plan, will vote your allocable shares of Georgia-Pacific Group Common Stock on the matters to be acted on at the Annual Meeting in accordance with your specific voting instructions. If you do not give any instruction to the Trustee, the Trustee will vote your allocable shares proportionately in the same manner as it votes shares in the Group Stock Fund for which it does receive voting instructions. Accordingly, in order for your allocable shares to be voted in accordance with your directions, please provide voting instructions by one of the three voting methods outlined below to cast your ballot:

VOTE BY PHONE - Use any touch-tone phone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number, which is located on the enclosed card and follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site (www.eproxyvote.com/gp). You will be prompted to enter your Control Number, which is located on the enclosed card to obtain your records and create an electronic ballot.

VOTE BY MAIL - Mark and sign your name, as it appears on the enclosed card and return it promptly in the enclosed, self-addressed, postage-paid envelope. It is understood that if you sign without otherwise marking the card, you wish the Trustee to vote your shares "FOR ALL" on the election of directors and "FOR" proposal 2, as recommended by the Board of Directors of Georgia-Pacific Corporation.

     We urge you to send in the enclosed card promptly so that the Trustee may vote the shares allocable to you under the Plans in accordance with your wishes.

Very truly yours,

Date:	March 29, 2001	Kenneth F. Khoury Vice President, Deputy General Counsel and Secretary